Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
February 17, 2006	Investor Relations Dept.
(800) 536-7453
TORCH ENERGY ROYALTY TRUST DECLARES
FIRST QUARTER 2006 DISTRIBUTION
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced a cash distribution of 35.1 cents per unit, payable on March 10, 2006 to unitholders of record on February 28, 2006. This cash distribution is attributable to fourth quarter 2005 production from the underlying properties of the Trust.
Production attributable to the Trust’s net profits interests, excluding the Robinson’s Bend field and infill wells, was 512,320 Mcf of gas and 5,059 Bbls of oil for the fourth quarter of 2005. Production attributable to the Trust’s net profits interests in the Robinson’s Bend field was 456,756 Mcf of gas for the quarter.
The average price attributable to production during the quarter ended December 31, 2005 was $6.79 per Mcf of gas after deducting gathering fees and $52.60 per Bbl of oil. Because the Trust’s index price for gas exceeded $2.18 per MMBtu during the fourth quarter, Torch Energy Marketing, Inc. (“TEMI”) was entitled to deduct 50% of such excess (“Sharing Price Adjustment”) in calculating the purchase price for production. The Sharing Price Adjustment for production attributable to the underlying properties in all four fields during the quarter ended December 31, 2005 was $4.7 million. Additionally, TEMI accrues price credits as a result of its obligation to purchase gas for the minimum price of $1.77 per MMBtu. TEMI is entitled to recoup such credits in future periods when the Trust’s index price exceeds the minimum price. As of December 31, 2005, TEMI has no accrued price credits.
Prior to the fourth quarter of 2005, the sum of cumulative production costs and expenses, including interest, exceeded cumulative proceeds generated from the Robinson Bend field (“Cumulative Deficit”). During the quarter ended December 31, 2005, net proceeds generated from the Net Profits Interests in the Robinson’s Bend field exceeded the Robinson’s Bend field Cumulative Deficit. Accordingly, distributions received by unitholders, include approximately $425,000 of net proceeds (after interest expense) from the Net Profits Interests in the Robinson’s Bend field. If a Cummulative Deficit were to again develop, unitholders would again cease to receive proceeds attributable to the Robinson Bend field.

The Trust will terminate on March 1 of any year if it is determined that the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the Net Profits Interests on the preceding December 31, are less than $25.0 million. The pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the Net Profits Interests attributable to the Chalkley field, Cotton Valley fields and Austin Chalk fields was greater than $25.0 million and the Trust will provide aggregate figure totals when the final Robinson’s Bend field calculations are complete; therefore, the Trust will not terminate on March 1, 2006.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.
Torch is a privately held, Houston-based company incorporated in 1981. It is the parent company of Torch Energy TM, Inc., Torch Energy Services Inc., Torch Rig Services, Inc., Torch Energy Marketing Inc. and Torch E&P Company. Torch has a long history of owning, operating and maximizing value from large oil and gas projects. During its history, Torch has been directly responsible for the investment and management of over $3 billion in the energy industry.
Additional Information Concerning Torch, the Administrative Services Provider:
Torch Energy Advisor Incorporated (the administrative service provider of the Trust) and its subsidiaries are a party to an administrative services agreement whereby Torch and its subsidiaries provide certain administrative and related services to the Trust. See Item 13 – Administrative Services Agreement of the Form 10-K/A for the period ended December 31

2004. If Torch and its subsidiaries or TEMI were to become unable to meet their obligations to the Trust, such inability might have a material adverse effect on the operations of the Trust.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

TORCH ENERGY ROYALTY TRUST
QUARTER ENDED MARCH 31, 2006 DISTRIBUTION (1)

	Chalkley,
	Cotton Valley
	and	Robinson’s
	Austin Chalk	Bend
	Fields	Field (2)	Total
MCF
Chalkley	299,627	—
Cotton Valley	166,152	—
Austin Chalk	46,541	—
Robinson’s Bend	—	456,756

	512,320	456,756

BBLS
Chalkley	1,258	—
Cotton Valley	268	—
Austin Chalk	3,533	—
Robinson’s Bend	—	—

	5,059	—

Average price
Per MCF (after gathering fees)	$7.12	$6.43
Per BBL	$52.60	$0.00

Gas revenues, net of gathering fees	$3,647,210	$2,936,914
Oil revenues	266,061	—

	3,913,271	2,936,914

Lease operating expenses	497,111	1,470,454
Severance taxes	250,327	309,579

	747,438	1,780,033

Net proceeds before capital expenditures	3,165,833	1,156,881

Capital expenditures	313,037	50,886

Net proceeds	2,852,796	1,105,995
Cumulative Deficit	—	(573,558)

	2,852,796	532,437
Net profits percentage	95.00%	95.00%

Net profits income	2,710,156	505,815	3,215,971

Infill Well Proceeds (Cotton Valley Fields)			112,943
General and administrative expenses			(229,030)
Interest Expense — Robinson’s Bend Cumulative Deficit			(81,284)

Distribution			$3,018,600

Distribution per unit			$0.3510

(1)	The quarter ended March 31, 2006 distribution mainly pertains to production during the quarter ended December 31, 2005.

(2)	Net Proceeds generated from the Robinson’s Bend Field during the quarter ended March 31, 2006 exceeded the Robinson’s Bend Cumulative Deficit as of December 31, 2005. Accordingly, distributions received by unitholders during the quarter ended March 31, 2006, pertaining to production during the quarter ended December 31, 2005, include net proceeds (after interest expense) from the net profits interests in the Robinson’s Bend Field of approximately $425,000.